Albertsons Companies, Inc. Reports Fourth Quarter and Full Year Results

Boise, ID - April 15, 2025
Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the fourth quarter of fiscal 2024 and full year fiscal 2024, which ended February 22, 2025.
Fourth Quarter of Fiscal 2024 Highlights
•Identical sales increased 2.3%
•Digital sales increased 24%
•Loyalty members increased 15% to 45.6 million
•Net income of $172 million, or $0.29 per share
•Adjusted net income of $270 million, or $0.46 per share
•Adjusted EBITDA of $855 million
Fiscal 2024 Highlights
•Identical sales increased 2.0%
•Digital sales increased 24%
•Net income of $959 million, or $1.64 per share
•Adjusted net income of $1,382 million, or $2.34 per share
•Adjusted EBITDA of $4,005 million

"We delivered solid results in the fourth quarter and closed fiscal 2024 with positive momentum as we continued to invest in our Customers for Life strategy," said Vivek Sankaran, CEO. "This strategy has firmly positioned the Company for its next chapter of growth and value creation for shareholders. As previously announced, I am retiring as of May 1, 2025, and am delighted that the Board of Directors has selected Susan Morris to succeed me as CEO. Under Susan's leadership, I have the utmost confidence that she and the entire team will continue to drive future growth and continue to elevate our role with our customers and our communities."

Susan Morris, COO and incoming CEO said, "I am thrilled to be taking the helm of our Company during this transformational time in our Customers for Life strategy. None of this would be possible without the support of our 285,000 associates who work tirelessly to make it all happen." Morris added, “As we look forward to fiscal 2025 and beyond, we are excited about the investments we have made in our core business, including the growth opportunity inherent in our digital platforms working together to generate deeper engagement, increased digital inventory and acceleration of growth in the Albertsons Media Collective. While fiscal 2025 will be an investment year, beginning in fiscal 2026 we expect to drive growth consistent with our long-term algorithm of 2+% identical sales and Adjusted EBITDA growth higher than identical sales growth."

Fourth Quarter of Fiscal 2024 Results

Net sales and other revenue was $18.8 billion for the 12 weeks ended February 22, 2025 ("fourth quarter of fiscal 2024") compared to $18.3 billion during the 12 weeks ended February 24, 2024 ("fourth quarter of fiscal 2023"). The increase was driven by our 2.3% increase in identical sales, with strong growth in pharmacy sales being the primary driver of the identical sales increase. We also continued to grow our digital sales with a 24% sales increase during the fourth quarter of fiscal 2024.

Gross margin rate decreased to 27.4% during the fourth quarter of fiscal 2024 compared to 28.0% during the fourth quarter of fiscal 2023. Excluding the impact of fuel and LIFO, gross margin rate decreased 45 basis points compared to the fourth quarter of fiscal 2023. The strong growth in pharmacy sales, which carries an overall lower gross margin rate, and increases in delivery and handling costs related to the 24% growth in our digital sales were the primary drivers of the decrease. In the fourth quarter of fiscal 2024, we also made incremental investments in our customer value proposition which were funded by the benefits from our productivity initiatives, which included reductions in shrink expense.

Selling and administrative expenses was unchanged at 25.7% of Net sales and other revenue during both the fourth quarter of fiscal 2024 and the fourth quarter of fiscal 2023. Excluding the impact of fuel, Selling and administrative expenses as a percentage of Net sales and other revenue decreased five basis points. The decrease in Selling and administrative expenses as a percentage of Net sales and other revenue was primarily attributable to a decrease in Merger-related costs and the leveraging of employee costs and depreciation and amortization, partially offset by increased business transformation costs. Our Selling and administrative expenses also benefited from our continued productivity initiatives.

Net loss on property dispositions and impairment losses was $36.4 million during the fourth quarter of fiscal 2024 compared to $0.8 million during the fourth quarter of fiscal 2023.

Interest expense, net was $101.5 million during the fourth quarter of fiscal 2024 compared to $109.0 million during the fourth quarter of fiscal 2023. The decrease in interest expense, net was primarily attributable to lower average outstanding borrowings.

Other income, net was $43.7 million during the fourth quarter of fiscal 2024 compared to other expense, net of $2.4 million during the fourth quarter of fiscal 2023.

Income tax expense was $46.4 million, representing a 21.3% effective tax rate, during the fourth quarter of fiscal 2024, compared to $64.3 million, representing a 20.4% effective tax rate, during the fourth quarter of fiscal 2023.

Net income was $171.8 million or $0.29 per share during the fourth quarter of fiscal 2024 compared to $250.5 million or $0.43 per share during the fourth quarter of fiscal 2023.

Adjusted net income was $269.5 million, or $0.46 per share during the fourth quarter of fiscal 2024 compared to $318.0 million, or $0.54 per share during the fourth quarter of fiscal 2023.

Adjusted EBITDA was $855.1 million during the fourth quarter of fiscal 2024 compared to $915.8 million during the fourth quarter of fiscal 2023.

Capital Allocation, Common Stock Repurchase Program and Debt Refinancing

During fiscal 2024, capital expenditures were $1,931.2 million, which primarily included the completion of 127 remodels, the opening of 11 new stores and continued investment in our digital and technology platforms.

On December 11, 2024, the Company announced that the Board of Directors (the "Board") increased the quarterly cash dividend 25% from $0.12 per common share to $0.15 per common share. During the fourth quarter of fiscal

2024, the Company paid its quarterly dividend of $0.15 per share on February 7, 2025 to stockholders of record as of January 24, 2025. On April 15, 2025, the Company announced the next quarterly dividend payment of $0.15 per share of Class A common stock to be paid on May 9, 2025 to stockholders of record as of the close of business on April 25, 2025.

On December 11, 2024, the Board authorized a share repurchase program of up to $2.0 billion of the Company's common stock. Subsequent to the Board authorization, during the fourth quarter of fiscal 2024, the Company repurchased an aggregate of 4.1 million shares of common stock for a total of $82.5 million pursuant to such share repurchase authorization.
On March 11, 2025, subsequent to the end of fiscal 2024, we completed the issuance of $600.0 million in aggregate principal amount of 6.250% senior unsecured notes due March 15, 2033 (the "2033 Notes"). On March 17, 2025, subsequent to the end of fiscal 2024, proceeds from the 2033 Notes were used to redeem in full the $600.0 million outstanding of our 7.500% senior unsecured notes due March 15, 2026.

Fiscal 2025 Outlook

The Company is providing its fiscal 2025 outlook as follows:
•Identical sales growth in the range of 1.5% to 2.5%
•Adjusted EBITDA in the range of $3.8 billion to $3.9 billion, including approximately $65 million related to the Company's 53rd week
•Adjusted net income per Class A common share in the range of $2.03 to $2.16 per share, including approximately $0.03 per share related to the Company's 53rd week
•Effective income tax rate in the range of 23.5% to 24.5%
•Capital expenditures in the range of $1.7 billion to $1.9 billion

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the updated fiscal 2025 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2025. The expected effective tax rate does not reflect potential future rate adjustments for the resolution of tax audits or potential changes in tax laws, which cannot be predicted with reasonable certainty.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Vivek Sankaran, CEO, Susan Morris, COO and incoming CEO, and Sharon McCollam, President & CFO. The call will be webcast and can be accessed at https://albertsonscompanies.com/investors/events-and-presentations. A replay of the webcast will be available for at least two weeks following the completion of the call.

About Albertsons Companies

Albertsons Companies is a leading food and drug retailer in the United States. As of February 22, 2025, the Company operated 2,270 retail stores with 1,728 in-store pharmacies, 405 associated fuel centers, 22 dedicated distribution centers and 19 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia under more than 20 well known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, ACME, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2024, along with the Albertsons Companies Foundation, the Company contributed more than $435 million in food and financial support, including

$40 million through our Nourishing Neighbors Program to ensure those living in our communities and those impacted by disasters have enough to eat.

Albertsons, Safeway, Vons, Jewel-Osco, Tom Thumb, Randalls, United Supermarkets, Pavilions, Haggen and Balducci's Food Lovers Market are registered trademarks of Albertsons Companies Inc. or its subsidiaries. ACME, Carrs, Kings Food Markets, Shaw's, and Star Market are trademarks of Albertsons Companies Inc. or its subsidiaries. Albertsons associated logos, product names and services are trademarks of Albertsons Companies, Inc. All other trademarks are the property of their respective owners.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends
This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.
These statements are not guarantees of future performance and are subject to numerous risks and uncertainties which are beyond our control and difficult to predict and could cause actual results to differ materially from the results expressed or implied by the statements. Risks and uncertainties that could cause actual results to differ materially from such statements include:
•changes in macroeconomic conditions such as rates of food price inflation or deflation, fuel and commodity prices and uncertainty in international trade including recently announced and potential future tariffs;
•changes in consumer behavior and spending due to the impact of macroeconomic factors;
•changes in price of goods sold in our stores and cost of goods used in our food products due to change in various state and federal government regulations;
•our inability to execute on our standalone business and value-creating strategies following the termination of the merger agreement with Kroger due to prolonged uncertainties and restrictions on our business during the pendency of the merger;
•litigation in connection with the previously pending merger and the termination of the merger agreement, resulting in ongoing costs, including damages that we may be required to pay in connection with the lawsuit against Kroger, or our inability to collect the $600 million termination fee from Kroger, and negative reactions from the financial markets and our suppliers, customers, and associates as a result of the litigation;
•our ability to recruit and retain qualified associates who are critical to the success of our Customers for Life strategy;
•failure to achieve productivity initiatives, unexpected changes in our objectives and plans, inability to implement our strategies, plans, programs and initiatives, or enter into strategic transactions, investments or partnerships in the future on terms acceptable to us, or at all;
•changes in wage rates and ability to negotiate acceptable contracts with labor unions;
•challenges with our supply chain;
•operational and financial effects resulting from cyber incidents at the Company or at a third party, including outages in the cloud environment and the effectiveness of business continuity plans during a ransomware or other cyber incident; and
•changes in tax rates, tax laws, and regulations that directly impact our business or our customers.
All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Non-GAAP Measures and Identical Sales

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income, Adjusted net income per Class A common share and Net debt ratio (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing core operating performance, and thereby provide useful measures to analysts and investors of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an inference that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	Fourth Quarter Fiscal 2024	Fourth Quarter Fiscal 2023	Fiscal 2024	Fiscal 2023
Net sales and other revenue	$18,799.5	$18,339.5	$80,390.9	$79,237.7
Cost of sales	13,650.5	13,195.3	58,135.3	57,192.0
Gross margin	5,149.0	5,144.2	22,255.6	22,045.7

Selling and administrative expenses	4,836.6	4,717.2	20,613.7	19,932.9
Loss on property dispositions and impairment losses, net	36.4	0.8	95.8	43.9
Operating income	276.0	426.2	1,546.1	2,068.9

Interest expense, net	101.5	109.0	459.8	492.1
Other (income) expense, net	(43.7)	2.4	(43.4)	(12.2)
Income before income taxes	218.2	314.8	1,129.7	1,589.0

Income tax expense	46.4	64.3	171.1	293.0
Net income	$171.8	$250.5	$958.6	$1,296.0

Net income per Class A common share:
Basic net income per Class A common share	$0.30	$0.43	$1.65	$2.25
Diluted net income per Class A common share	0.29	0.43	1.64	2.23
Weighted average Class A common shares outstanding (in millions)
Basic	579.6	576.3	580.1	575.4
Diluted	584.4	583.0	583.8	581.1

% of net sales and other revenue
Gross margin	27.4%	28.0%	27.7%	27.8%
Selling and administrative expenses	25.7%	25.7%	25.6%	25.2%

Store data
Number of stores at end of quarter/year	2,270	2,269

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	February 22, 2025	February 24, 2024
ASSETS
Current assets
Cash and cash equivalents	$293.6	$188.7
Receivables, net	834.8	724.4
Inventories, net	4,989.0	4,945.2
Prepaid assets	338.8	370.3
Other current assets	102.8	58.9
Total current assets	6,559.0	6,287.5

Property and equipment, net	9,811.0	9,570.3
Operating lease right-of-use assets	6,153.4	5,981.6
Intangible assets, net	2,318.0	2,434.5
Goodwill	1,201.0	1,201.0
Other assets	713.3	746.2
TOTAL ASSETS	$26,755.7	$26,221.1

LIABILITIES
Current liabilities
Accounts payable	$4,092.7	$4,218.2
Accrued salaries and wages	1,345.2	1,302.6
Current maturities of long-term debt and finance lease obligations	57.6	285.2
Current operating lease obligations	705.5	677.6
Current portion of self-insurance liability	374.0	367.7
Taxes other than income taxes	393.9	325.4
Other current liabilities	282.1	281.0
Total current liabilities	7,251.0	7,457.7

Long-term debt and finance lease obligations	7,762.5	7,783.4
Long-term operating lease obligations	5,657.2	5,493.2
Deferred income taxes	824.1	807.6
Long-term self-insurance liability	922.1	899.9
Other long-term liabilities	952.9	1,031.8

Commitments and contingencies

STOCKHOLDERS' EQUITY
Class A common stock	6.0	5.9
Additional paid-in capital	2,184.0	2,129.6
Treasury stock, at cost	(386.7)	(304.2)
Accumulated other comprehensive income	94.7	88.0
Retained earnings	1,487.9	828.2
Total stockholders' equity	3,385.9	2,747.5
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$26,755.7	$26,221.1

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2024	Fiscal 2023
Cash flows from operating activities:
Net income	$958.6	$1,296.0
Adjustments to reconcile net income to net cash provided by operating activities:
Loss on property dispositions and impairment losses, net	95.8	43.9
Depreciation and amortization	1,817.9	1,779.0
Operating lease right-of-use assets amortization	681.2	665.2
LIFO expense	28.6	52.0
Deferred income tax	(105.1)	(112.6)
Pension and post-retirement benefits expense (income)	8.7	(2.9)
Contributions to pension and post-retirement benefit plans	(91.3)	(18.3)
Deferred financing costs	16.3	15.6
Equity-based compensation expense	106.2	104.5
Other operating activities	(26.0)	1.4
Changes in operating assets and liabilities:
Receivables, net	(113.8)	(36.3)
Inventories, net	(72.4)	(215.3)
Accounts payable, accrued salaries and wages and other accrued liabilities	(170.1)	100.5
Operating lease liabilities	(673.0)	(654.1)
Pension withdrawal liabilities	(15.5)	(88.7)
Self-insurance assets and liabilities	45.9	30.6
Other operating assets and liabilities	188.6	(301.0)
Net cash provided by operating activities	2,680.6	2,659.5

Cash flows from investing activities:
Payments for property, equipment and intangibles, including lease buyouts	(1,931.2)	(2,031.3)
Proceeds from sale of assets	31.4	217.6
Other investing activities	8.0	67.0
Net cash used in investing activities	(1,891.8)	(1,746.7)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, including ABL facility	50.0	150.0
Payments on long-term borrowings, including ABL facility	(250.9)	(950.8)
Payments of obligations under finance leases	(60.6)	(69.3)
Dividends paid on common stock	(295.1)	(276.2)
Dividends paid on convertible preferred stock	—	(0.8)
Treasury stock purchase, at cost	(82.5)	—
Employee tax withholding on vesting of restricted stock units	(45.0)	(38.8)
Other financing activities	—	2.5
Net cash used in financing activities	(684.1)	(1,183.4)

Net increase (decrease) in cash and cash equivalents and restricted cash	104.7	(270.6)
Cash and cash equivalents and restricted cash at beginning of period	193.2	463.8
Cash and cash equivalents and restricted cash at end of period	$297.9	$193.2

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
The following table reconciles Net income to Adjusted net income and Adjusted EBITDA (in millions):

	Fourth Quarter Fiscal 2024	Fourth Quarter Fiscal 2023	Fiscal 2024	Fiscal 2023
Net income	$171.8	$250.5	$958.6	$1,296.0
Adjustments:
(Gain) loss on energy hedges, net (d)	(0.2)	2.9	0.9	(3.2)
Business transformation (1)(b)	52.4	7.2	105.2	45.1
Equity-based compensation expense (b)	18.3	24.0	106.2	104.5
Loss on property dispositions and impairment losses, net	36.4	0.8	95.8	43.9
LIFO expense (benefit) (a)	5.7	(35.8)	28.6	52.0
Merger-related costs (2)(b)	34.0	56.4	254.8	180.6
Certain legal and regulatory accruals and settlements, net (b)	4.1	—	6.1	(6.7)
Amortization of debt discount and deferred financing costs (c)	3.8	3.6	16.1	15.5
Amortization of intangible assets resulting from acquisitions (b)	11.0	11.1	47.9	48.6
Miscellaneous adjustments (3)(f)	(36.3)	17.4	(0.3)	41.4
State income tax benefits related to the settlement of audits	—	—	(81.0)	—
Tax impact of adjustments to Adjusted net income	(31.5)	(20.1)	(156.5)	(124.0)
Adjusted net income	$269.5	$318.0	$1,382.4	$1,693.7
Tax impact of adjustments to Adjusted net income	31.5	20.1	156.5	124.0
State income tax benefits related to the settlement of audits	—	—	81.0	—
Income tax expense	46.4	64.3	171.1	293.0
Amortization of debt discount and deferred financing costs (c)	(3.8)	(3.6)	(16.1)	(15.5)
Interest expense, net	101.5	109.0	459.8	492.1
Amortization of intangible assets resulting from acquisitions (b)	(11.0)	(11.1)	(47.9)	(48.6)
Depreciation and amortization (e)	421.0	419.1	1,817.9	1,779.0
Adjusted EBITDA	$855.1	$915.8	$4,004.7	$4,317.7

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
The following tables reconcile diluted net income per Class A common share to Adjusted net income per Class A common share (in millions, except per share data):

	Fourth Quarter Fiscal 2024	Fourth Quarter Fiscal 2023	Fiscal 2024	Fiscal 2023
Numerator:

Adjusted net income (4)	$269.5	$318.0	$1,382.4	$1,693.7

Denominator:

Weighted average Class A common shares outstanding - diluted	584.4	583.0	583.8	581.1
Adjustments:
Convertible preferred stock (5)	—	—	—	0.3
Restricted stock units and awards (6)	5.3	5.5	6.5	6.4
Adjusted weighted average Class A common shares outstanding - diluted	589.7	588.5	590.3	587.8

Adjusted net income per Class A common share - diluted	$0.46	$0.54	$2.34	$2.88

	Fourth Quarter Fiscal 2024	Fourth Quarter Fiscal 2023	Fiscal 2024	Fiscal 2023
Net income per Class A common share - diluted	$0.29	$0.43	$1.64	$2.23
Non-GAAP adjustments (7)	0.17	0.12	0.73	0.68
Restricted stock units and awards (6)	—	(0.01)	(0.03)	(0.03)
Adjusted net income per Class A common share - diluted	$0.46	$0.54	$2.34	$2.88

(1) Includes costs associated with third-party consulting fees related to our Customers for Life strategy and employee termination costs related to our reduction in workforce during the fourth quarter of fiscal 2024.
(2) Primarily relates to third-party legal and advisor fees and retention program expense related to the terminated merger.
(3) Primarily includes net realized and unrealized gains and losses related to non-operating investments, lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, pension settlement loss, adjustments for unconsolidated equity investments and other costs not considered in our core performance.
(4) See the reconciliation of Net income to Adjusted net income above for further details.
(5) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP.
(6) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(7) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) (Gain) loss on energy hedges, net:

	Fourth Quarter Fiscal 2024	Fourth Quarter Fiscal 2023	Fiscal 2024	Fiscal 2023
Cost of sales	$(1.0)	$2.1	$1.0	$(2.2)
Selling and administrative expenses	0.8	0.8	(0.1)	(1.0)
Total (Gain) loss on energy hedges, net	$(0.2)	$2.9	$0.9	$(3.2)

(e) Depreciation and amortization:

	Fourth Quarter Fiscal 2024	Fourth Quarter Fiscal 2023	Fiscal 2024	Fiscal 2023
Cost of sales	$44.7	$43.1	$181.4	$169.0
Selling and administrative expenses	376.3	376.0	1,636.5	1,610.0
Total Depreciation and amortization	$421.0	$419.1	$1,817.9	$1,779.0

(f) Miscellaneous adjustments:

	Fourth Quarter Fiscal 2024	Fourth Quarter Fiscal 2023	Fiscal 2024	Fiscal 2023
Selling and administrative expenses	$3.4	$5.5	$36.0	$34.7
Other (income) expense, net	(39.7)	11.9	(36.3)	6.7
Total Miscellaneous adjustments	$(36.3)	$17.4	$(0.3)	$41.4

The following table is a reconciliation of Net debt ratio:

	Fiscal 2024	Fiscal 2023
Total debt (including finance leases)	$7,820.1	$8,068.6
Cash and cash equivalents	293.6	188.7
Total debt net of cash and cash equivalents	7,526.5	7,879.9

Adjusted EBITDA	$4,004.7	$4,317.7

Total Net debt ratio	1.88	1.83